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            --------------------------------------------------------

                            Asset Purchase Agreement

                                      among

                                Learn.com, Inc.,

                               Learn2 Corporation,

                             ViaGrafix Corporation,

                              Panmedia Corporation

                                       and

                            Street Technologies, Inc.

                                   dated as of

                                 August 9, 2002

            --------------------------------------------------------

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
                                TABLE OF CONTENTS
                                                                                             PAGE
ARTICLE I    DEFINITIONS.......................................................................2
   1.1    Defined Terms........................................................................2
   1.2    Interpretation and Other Definitional Provisions.....................................6
ARTICLE II   PURCHASE AND SALE OF ASSETS.......................................................6
   2.1    Purchased Assets.....................................................................6
   2.2    Excluded Assets......................................................................8
   2.3    Assignment of Contracts and Rights...................................................8
   2.4    Purchase Price.......................................................................8
   2.5    Purchase Price Allocation and Tax Returns...........................................11
   2.6    No Assumption of Liabilities........................................................11
   2.7    Time and Place of the Closing.......................................................11
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER..........................................12
   3.1    Corporate Status....................................................................12
   3.2    Corporate Power and Authority.......................................................12
   3.3    Enforceability......................................................................12
   3.4    No Commissions......................................................................12
   3.5    No Violation; Consents and Approvals................................................12
   3.6    Fiscal Year.........................................................................12
ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF THE SELLERS....................................13
   4.1    Status..............................................................................13
   4.2    Power and Authority.................................................................13
   4.3    Enforceability......................................................................13
   4.4    Organizational Matters..............................................................13
   4.5    No Violation; Consents and Approvals................................................13
   4.6    Records.............................................................................14
   4.7    Litigation..........................................................................14
   4.8    Environmental Matters...............................................................14
   4.9    Good Title to and Condition of Purchased Assets; Adequacy of Purchased Assets.......14
   4.10      Personnel........................................................................14
   4.11      Compliance with Laws.............................................................15
   4.12      Tax Matters......................................................................16
   4.13      Purchased Receivables............................................................16
   4.14      [Intentionally Omitted]..........................................................16
   4.15      Licenses and Permits.............................................................16
   4.16      Relationships with Customers and Suppliers; Affiliated Transactions..............16
   4.17      Intellectual Property............................................................17
   4.18      Contracts........................................................................17
   4.19      Location of Purchased Assets.....................................................17
   4.20      No Commissions...................................................................18
   4.21      Consigned Products...............................................................18
   4.22      Accuracy of Information Furnished................................................18
   4.23      No Refunds.......................................................................18

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
ARTICLE V    POST-CLOSING COVENANTS...........................................................18
   5.1    Further Assurances..................................................................18
   5.2    Cooperation.........................................................................18
   5.3    Other Actions.......................................................................18
   5.4    [Intentionally Omitted.]............................................................19
   5.5    Confidentiality; Publicity..........................................................19
   5.6    Restrictive Covenant................................................................19
   5.7    Access to Records; Assistance.......................................................20
   5.8    Delivery of Property Received by the Sellers After Closing..........................20
   5.9    Buyer Appointed Attorney for the Sellers............................................21
   5.10      Name Change......................................................................21
   5.11      Shared Purchased Receivables.....................................................21
   5.12      Employment Matters...............................................................23
   5.13      Real Estate Matters..............................................................23
   5.14      Operations and Customer Support..................................................23
   5.15      Consignment......................................................................24
   5.16      Execution of Further Documents...................................................25
   5.17      Transition Services..............................................................25
   5.18      Additional Covenants.............................................................25
   5.19      Purchase Price Allocation Certificate............................................28
ARTICLE VI   CLOSING DELIVERIES OF THE SELLERS................................................28
   6.1    Corporate Certificate...............................................................28
   6.2    Consents............................................................................28
   6.3    [Intentionally Omitted].............................................................28
   6.4    Delivery of Purchased Assets........................................................28
ARTICLE VII  CLOSING DELIVERIES OF BUYER......................................................28
   7.1    Corporate Certificate...............................................................29
   7.2    [Intentionally Omitted].............................................................29
   7.3    Delivery of Payment.................................................................29
ARTICLE VIII  INDEMNIFICATION.................................................................29
   8.1    Agreement by the Sellers to Indemnify...............................................29
   8.2    Agreement by Buyer to Indemnify.....................................................31
   8.3    Survival of Representations, Warranties and Covenants...............................31
   8.4    Remedies Cumulative.................................................................32
ARTICLE IX   GENERAL PROVISIONS...............................................................32
   9.1    Notices.............................................................................32
   9.2    Entire Agreement....................................................................33
   9.3    Expenses............................................................................33
   9.4    Amendment; Waiver...................................................................33
   9.5    Binding Effect; Assignment..........................................................33
   9.6    Counterparts........................................................................34
   9.7    Governing Law; Interpretation.......................................................34
   9.8    Jurisdiction........................................................................34
   9.9    Fees and Costs......................................................................34
   9.10      Arm's Length Negotiations........................................................34

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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is entered into as of August 9, 2002 among Learn.com, Inc., a Delaware corporation ("Buyer"), Learn2 Corporation, a Delaware corporation (the "Company") ViaGrafix Corporation, an Oklahoma corporation ("ViaGrafix"), Panmedia Corporation, a California corporation ("Panmedia"), and Street Technologies, Inc., a Delaware corporation ("Street" and together with the Company, ViaGrafix and Panmedia the "Sellers").

                                    RECITALS

     The Sellers own certain assets used in or relating to their e-Learning business, including, without limitation, the retail and corporate divisions thereof and the StreamMaker technology and certain related technology (the "Business"). Buyer desires to purchase, and the Sellers desire to sell all such assets (other than the Excluded Assets (as defined herein)) on the terms and subject to the conditions set forth in this Agreement.

                               TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 DEFINED TERMS. As used herein and in the Schedules attached hereto, the following terms shall have the following meanings:

          "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act, as in effect on the date hereof.

          "Buyer's Independent Accountants" shall mean the firm of outside independent certified public accountants retained by Buyer from time to time.

          "Buyer's Products" means those products and services of Buyer or any of its Affiliates engaged in the e-Learning business (other than any of Buyer's Affiliates who act as resellers to television shopping channels, including QVC and the Home Shopping Network, of Buyer's e-Learning Products) ("Buyer's e-Learning Affiliates") existing or in development as of the Closing Date or developed at any time during the Earnout Period other than the Learn2 Retail Products and the Consigned Products.

          "Buyer's e-Learning Products" means those Buyer's Products that are e-Learning products and services.

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          "COBRA" means the notice and continuation of coverage requirements of
     Section 4980B of the Code, and the regulations thereunder, and Part 6 of Title I of ERISA.

          "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

          "Consigned Products" are those products set forth in SCHEDULE 1.1(a).

          "Contractual Obligations" are those obligations under Contracts solely to provide online course hosting and royalty payments based on sales first occurring after the Closing.

          "e-Learning" means instruction that is delivered electronically, in part or wholly via a Web browser, through the Internet or an intranet, or through multimedia platforms such as CD-ROM or DVD, including the software or services required to create, deliver, or manage such instruction.

          "Employee Benefit Plan" means each employee pension benefit plan as defined in Section 3(2) of ERISA, employee welfare benefits plan as defined in 3(1) of ERISA, and each deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Seller or by any trade or business, whether or not incorporated, that together with the Seller would be deemed a "single employer" within the meaning of
     Section 4001(b) of ERISA (a "Company ERISA Affiliate"), for the benefit of any employee, terminated employee, leased employee or former leased employee, director, officer, shareholder or independent contractor of the Company or any Company ERISA Affiliate.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

          "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time as set forth in the standards promulgated from time to time by the American Institute of Certified Public Accountants.

          "Governmental Authority" means (a) any nation, state, county, city or other jurisdiction of any nature, (b) any federal, state, local, municipal, foreign or other government, (c) any governmental or quasi-governmental authority of any nature (including any agency, branch, department, official or entity and any court

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     or other tribunal), and (d) any body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

          "HIPAA" means the Health Insurance Portability and Accountability Act of 1996.

          "IRS" means the United States Internal Revenue Service or any successor agency, and to the extent relevant, the United States Department of the Treasury.

          "Knowledge" means, whenever any representation or warranty of a Person is expressly qualified by reference to Knowledge, the knowledge of such Person after reasonable inquiry, including, without limitation, reasonable inquiry of the officers, directors and employees of and consultants to such Person having authority over or responsibility for the subject matter of such representation or warranty.

          "Learn2 Retail Net Revenue" means amounts actually collected by Buyer or Buyer's Affiliates from the sale of Learn2 Retail Products directly or indirectly to Retailers (regardless of when such amounts shall be deemed earned under GAAP), less refunds, sales taxes and other excise taxes imposed directly on the sale and shipping and handling charges.

          "Learn2 Retail Products" are those products set forth on SCHEDULE 1.1(b) as the same may be modified by Buyer.

          "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, decree, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

          "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, business, prospects, liabilities, rights, obligations or operations which change (or effect) individually or in the aggregate, is materially adverse to the Business, taken as a whole.

          "Material Contracts" are those Contracts set forth on SCHEDULE 1.1(d).

          "Other Net Revenue" means amounts actually collected by Buyer or Buyer's e-Learning Affiliates from the sale of Buyer's Products (regardless of when such amounts shall be deemed earned under GAAP), less refunds and sales taxes and other excise taxes imposed directly on the sale and shipping and

                                        4
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     handling charges; PROVIDED, HOWEVER, that Other Net Revenue shall exclude any amounts collected by Buyer in connection with sales of Buyer's Products which are provided at cost to any customer as a convenience, including travel expenses or third party software charges.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or any other entity, of whatever nature.

          "Purchased Receivables" means the receivables of the Sellers relating to the Business, including without limitation, those accounts receivable that are trade accounts receivable, notes receivable and receivables from manufacturers, insurance companies, service contract providers and any other vendors or suppliers of the Company, which arose on or prior to, and remain uncollected as of, the Closing Date, including, without limitation, those which appear on the Company's accounts receivable aging report as of the date hereof (which was prepared consistent with past practice) as set forth on SCHEDULE 1.1(c).

          "Retailer" means any Person that purchases products from the Buyer at a trade discount for the purpose of reselling to the general public.

          "Scheduled IP Claims" means those claims set forth on SCHEDULE 4.17 involving (i) Net Pack, Inc. and (ii) Tech Search, L.L.C.

          "SEC" means the United States Securities and Exchange Commission or any successor agency.

          "Seller's Independent Accountants" shall mean the firm of outside independent certified public accountants retained by the Sellers for the purposes of auditing Earnout Payments hereunder.

          "Shared Purchased Receivables" means those Purchased Receivables for products or services delivered prior to the Closing Date.

          "Tax" or Taxes" means any tax (including any income tax, value added tax, sales tax, property tax, escheat tax, exercise tax, franchise tax, intangible tax, payroll tax, withholding tax, social security tax and unemployment tax), levy, assessment, tariff, duty (including customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or additional tax), imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any tax sharing agreement or other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the

                                        5
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     administration, implementation or enforcement of or compliance with any
     Legal Requirements relating to any Tax.

     1.2  INTERPRETATION AND OTHER DEFINITIONAL PROVISIONS.

     When a reference is made in this Agreement to article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.

     All terms defined in this Agreement shall have the meanings ascribed to them when used in any certificates or other documents made or delivered pursuant hereto or in connection herewith unless the context otherwise requires.

     All terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     All headings contained in this Agreement and the Schedules attached hereto are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement or the attached Schedules.

     All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

     As used in this Agreement, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

     Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Any term defined in any other Section of this Agreement shall have the meaning ascribed to such term in such Section as used throughout this Agreement and the Schedules attached hereto unless the context otherwise required.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

     2.1 PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, and except as set forth in SECTION 2.2 below, each of the Sellers agrees to and will at Closing, sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from the Sellers, all of Sellers' right, title and interest in all business, properties and assets of every kind and nature which are owned by the Sellers or in which the Sellers have any interest, whether tangible or intangible, wherever located, and whether in the possession of the Sellers or any other Person, as shall exist on the Closing Date (as defined below), which are used in connection with or otherwise relate to the Business other than the Excluded Assets (as defined below) (collectively, the "Purchased Assets") free and clear of any Liens. Without limiting the generality of the foregoing, the Purchased Assets shall include the following:

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          (a)  all general intangibles (and the right to fully exploit them in all media worldwide) which are used in connection with or otherwise relate to the Business, including, without limitation, all works of original authorship, whether or not registered; all copyrights, whether or not registered, copyright applications, copyright registrations and like protections of works of authorship and derivative works thereof, whether published or unpublished; all trademarks, trademark applications, trademark registrations, servicemarks, servicemark applications, service mark registrations, trade styles, mask works, tradenames, inventions, whether or not patentable, patents and patent applications; all Internet domain names; and all trade secrets and rights, technology, know-how, designs, drawings (including digital drawings) and confidential information and all rights available for the protection of any of the foregoing (collectively, the "Intellectual Property"), including, without limitation, all software owned or licensed by the Sellers, content, "agent" technology, StreamMaker technology, "2torials" and other Intellectual Property set forth on
     SCHEDULE 2.1(a), and the right to sue for past unresolved infringements, subject to the terms of this Agreement;

          (b) all operating manuals, installation manuals, blueprints, designs, drawings, purchase orders, customer lists, supplier lists, computer programs, computer disks, computer tapes, data, literature and reports which are used in connection with or otherwise relate to the Business;

          (c) to the extent assignable, all permits, licenses, certificates of authority, franchises, accreditations, registrations, required government or official approval and other authorizations (collectively, the "Permits") which are used in connection with or otherwise relate to the Business, including, without limitation, all those set forth on SCHEDULE 2.1(c);

          (d) all tangible personal property including, without limitation, all machinery, equipment, supplies, furniture and fixtures which are used in connection with the Business, including, without limitation, all those set forth on SCHEDULE 2.1(d);

          (e) subject to SECTION 2.3, all rights in, to or under any agreements, contracts, arrangements, obligations, promises or undertakings made or entered into by any of the Sellers or by which it or its properties or assets are bound, whether written or oral, express or implied, which are used in connection with or otherwise relate to the Business and are in effect on the Closing Date (collectively, the "Contracts"), including, without limitation, all those set forth on SCHEDULE 2.1(e). The Sellers shall be entitled to retain one copy of each of the Contracts for litigation purposes only;

          (f) all choses in action, causes of action, claims and other rights of every kind and nature of the Sellers against any third party which relate to the Business (subject, however, to the terms of SECTION 8.1), including, without limitation, all those set forth on SCHEDULE 2.1(f);

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          (g)  all operating data and records of the Sellers, including without limitation, all testing data and records, customer, client and supplier lists and records of past, present and prospective customers, clients and suppliers and other similar documents and records which are used in connection with or otherwise relate to the Business (original copies of which shall be provided in case of any such data and records which relate exclusively to the Business (one copy of each of which may be maintained by the Sellers for litigation purposes only) and copies of which shall be provided in the case of any such data and records which relate to the Business as well as businesses other than the Business which are conducted by the Sellers, which copies shall have been redacted to the extent they contain data and records which relate to any such other businesses);

          (h)  all Purchased Receivables; and

          (i) any goodwill of the Business connected with the use of and symbolized by each trademark, tradename, service mark and trade dress and all other rights necessary for the continuation of the reality symbolized by any trademarks and copyrights included in the Purchased Assets.

     2.2  EXCLUDED ASSETS. Notwithstanding anything to the contrary set forth in
SECTION 2.1, the Purchased Assets shall not include (a) any assets of the Sellers other than those expressly covered by SECTION 2.1 above, (b) the Purchase Price and the other rights of the Sellers under this Agreement, (c) the corporate minute books and stock records of the Sellers, (d) the "Learn2Mail" System, (e) any interest of the Sellers in eTracks.com, Inc. and (f) the assets set forth on SCHEDULE 2.2 (collectively, the "Excluded Assets").

     2.3 ASSIGNMENT OF CONTRACTS AND RIGHTS. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order, purchase commitment or other right or benefit if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder following the Closing. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would adversely affect the rights of Buyer thereunder following the Closing so that Buyer would not in fact receive all such rights and benefits, the Company shall at its expense (i) cooperate with Buyer to the extent necessary to provide for Buyer the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order, purchase commitment or other right or benefit, including enforcement for the benefit of Buyer of any and all rights of any Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (ii) use its best efforts to secure the consents of the applicable third parties to the assignment of the foregoing rights and benefits, and (iii) assign to Buyer any such rights or benefits immediately upon receipt of the appropriate consents.

     2.4 PURCHASE PRICE. The aggregate purchase price to be paid by Buyer to the Company (the "Purchase Price") shall consist of an initial payment (the "Initial Payment"), and a

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series of earnout payments (each, an "Earnout Payment" and together the "Earnout
Payments"), each of which shall be calculated and paid as set forth below.

          (a) INITIAL PAYMENT. The Initial Payment shall equal Three Hundred Twenty-Five Thousand Dollars ($325,000) payable on the Closing Date by wire transfer of immediately available funds to one or more bank accounts designated by the Company to Buyer in writing.

          (b) EARNOUT PAYMENTS. In addition to the Initial Payment, Buyer shall pay to the Company an amount equal to (i) ten percent (10%) of Learn2 Retail Net Revenue, and (ii) six percent (6%) of Other Net Revenue, quarterly commencing in the third quarter of 2002 which begins on the Closing Date and ends September 30, 2002, in each case, subject to reduction on account of any set off right which Buyer may have hereunder or as a matter of law, with guaranteed minimum monthly payments as set forth in SCHEDULE 2.4(b) (the "Minimum Earnout Payments") (which Minimum Earnout Payments may be reduced on account of any set off right which Buyer may have hereunder or as a matter of law) commencing thirty (30) calendar days after the Closing Date until the earlier of the date that is sixty (60) months from the date hereof or the date on which the aggregate amount of Earnout Payments paid to the Company equals Three Million Seven Hundred Ten Thousand Dollars ($3,710,000) (the "Earnout Period"); PROVIDED, HOWEVER, Buyer shall not be obligated to make such Minimum Earnout Payments until such time as the unconditional assignment of the Material Contracts to Buyer is consented to by the parties to such Material Contracts in writing and in a form acceptable to Buyer. If as a result of the Scheduled IP Claims, Buyer shall be unable to use the Intellectual Property, or any portion of the Intellectual Property, in either case without restriction, and to the same extent as used by the Sellers, Buyer shall have no further obligation to make Earnout Payments, including Minimum Earnout Payments, hereunder.

          (c) CALCULATION OF EARNOUT PAYMENTS. No later than fifteen (15) business days following the last day of each of Buyer's fiscal quarters on account of which an Earnout Payment may be due, Buyer shall prepare and deliver to the Company a certificate, verified as to accuracy by Buyer's Chief Executive Officer (the "Earnout Certificate") (i) setting forth the Learn2 Retail Net Revenue during the immediately preceding fiscal quarter,
     (ii) setting forth the Other Net Revenue during the immediately preceding fiscal quarter, and (iii) designating the Earnout Payment, if any, payable by Buyer to the Company, together with such Earnout Payment. Within ninety
     (90) days of the end of each fiscal year of Buyer, either the Buyer's Independent Accountants or the Sellers' Independent Accountants, at the election of the Sellers, shall audit (the "Audit") the accuracy of the Earnout Certificates submitted by Buyer to the Sellers in respect of such fiscal year; provided that Sellers shall provide written notice to Buyer of such election of independent accountants within ten (10) business days of the end of such fiscal year. To the extent the Buyer's Independent Accountants conduct the audit, Buyer shall pay fifty percent (50%) of the costs and expenses of Buyer's Independent Accountants in connection with the Audit and the Sellers shall pay

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     the other fifty (50%) of such costs and expenses. To the extent the
     Sellers' Independent Accountants conduct the Audit, the Sellers shall bear all costs and expenses of the Sellers' Independent Accountants in connection with the Audit. The decision of the Buyer's Independent Accountants or the Sellers' Independent Accountants, as the case may be, shall be final and binding on the parties hereto. Any additional amounts determined by the independent accountants conducting the Audit to be owed by Buyer to the Sellers or any amounts determined to have been overpaid to the Sellers by Buyer, shall be paid by Buyer or refunded by the Sellers, as the case may be, within ten (10) business days of receipt of the written determination thereof by such independent accountants.

          (d) PAYMENT OF EARNOUT PAYMENTS. Any Earnout Payment required to be paid under this Agreement shall be paid by wire transfer to an account of the Company designated by the Company to Buyer in writing. Notwithstanding anything to the contrary set forth herein, at any time during the Earnout Period, Buyer may pay the Company the net present value (based on an annual discount rate of ten percent (10%)) of the difference between (i) Four Million Thirty-Five Thousand Dollars ($4,035,000) and (ii) the sum of (x) the Initial Payment and (y) the aggregate amount of Earnout Payments paid to the Company as of the date of such payment, in full satisfaction of all payment obligations of Buyer under this SECTION 2.4.

          (e) PRICING, TERMS OF SALES AND MODIFICATIONS TO LEARN2 RETAIL PRODUCTS AND BUYER'S PRODUCTS. Notwithstanding anything to the contrary contained herein, Buyer shall have the sole and absolute right to (1) establish sales prices, charges and other terms and conditions governing the sale of Learn2 Retail Products and Buyer's Products, (2) make such changes and modifications to the Learn2 Retail Products and Buyer's Products as Buyer may deem appropriate, (3) accept, reject or modify any sales proposal, order or offer for the sale of Learn2 Retail Products and Buyer's Products, and (4) refuse to perform its obligations under any invoice or pursuant to any proposal, offer or contract, whether or not such refusal shall or may constitute a breach or claimed breach between Buyer and a customer of Learn2 Retail Products or Buyer's Products; PROVIDED, HOWEVER, that in the case of clause (4), in respect of any Contracts, any such refusal must be commercially reasonable. The foregoing rights are available to Buyer without regard to the effect said acceptances, rejections, modifications, refusals, breaches, claimed breaches, allowances or adjustments may have upon Earnout Payments which have been paid or would otherwise have been paid or be payable to the Company pursuant to
     SECTION 2.4(b). The Company acknowledges that while a significant portion of the Purchase Price is contingent on the sale of Learn2 Retail Products and Buyer's Products by Buyer, Buyer shall not be under any obligation to sell a minimum number of Learn2 Retail Products or Buyer's Products.

          (f) SALES OF PRODUCTS TO AN AFFILIATE OF BUYER. Buyer agrees that it shall not sell Learn2 Retail Products or Buyer's Products to an Affiliate of Buyer at below market prices in an effort to reduce the Earnout Payments payable to

     Sellers; PROVIDED, HOWEVER, Buyer may sell the Learn2 Retail Products or Buyer's Products at any price to an Affiliate of Buyer for further sale to television shopping channels, including QVC or Home Shopping Network.

          (g) REPAYMENT OF EARNOUT PAYMENTS. In the event that Buyer returns to any customer all or any portion of the amount paid to it by such customer for any Learn2 Retail Products or Buyer's Products, and, with respect to any such amount the Company was previously paid an Earnout Payment, then Buyer may set off the Earnout Payment paid by Buyer to the Company on account of any such Learn2 Retail Products or Buyer's Products against the Earnout Payment, if any, payable by Buyer to the Company at any time thereafter; PROVIDED, HOWEVER, that any such set off will not reduce the aggregate minimum payments due through that date; PROVIDED, FURTHER, HOWEVER, if no Earnout Payment shall be payable by Buyer to the Company during any of the next six calendar months, Buyer may request that the Company promptly (but in no event later than ten (10) days from the date of any such request) repay to Buyer the Earnout Payment paid by Buyer to the Company on account of any such Learn2 Retail Products or Buyer's Products.

     2.5 PURCHASE PRICE ALLOCATION AND TAX RETURNS. The purchase price (including the Earnout Payments, if any, payable hereunder) shall be allocated among the Purchased Assets and the covenants set forth in SECTION 5.6 below as of the Closing Date by mutual agreement of the parties and shall be reflected in a certificate signed by the parties within ten (10) days following the Closing Date (the "Purchase Price Allocation Certificate"). The parties agree that all Tax Returns, including, without limitation, IRS Form 8594, shall be consistent with the allocation set forth in the Purchase Price Allocation Certificate and the Sellers shall not take any position which is inconsistent therewith.

     2.6 NO ASSUMPTION OF LIABILITIES. Buyer shall not assume or agree to pay, perform or discharge, or in any manner be responsible for any debts, obligations or liabilities of the Sellers of any kind or nature whatsoever whether or not related to the Business or the Purchased Assets other than: (i) any Contractual Obligations of the Sellers under the Contracts which first arise after the Closing Date other than those obligations of the Sellers arising from or relating to any default under any Contract to the extent said default existed or arose out of facts or circumstances occurring on or prior to the Closing Date, and (ii) those obligations set forth in SECTION 5.18(a)(i) AND (a)(ii) below. The parties agree that, except as set forth in the foregoing sentence, Buyer will not by virtue of the transaction that is the subject hereof assume any liabilities or obligations of the Sellers, whatsoever.

     2.7 TIME AND PLACE OF THE CLOSING. The closing of the purchase and sale of the Purchased Assets shall take place at the offices of Akerman, Senterfitt & Eidson, P.A. in Fort Lauderdale, Florida, at 10:00 am on August 9, 2002. Any party may participate in such closing by conference call. Such event is referred to throughout this Agreement as the "Closing" and such date and time are referred to as the "Closing Date."

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     As a material inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties to the Sellers:

     3.1 CORPORATE STATUS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease its properties and to carry on its business as now being conducted. There is no pending, or to the Knowledge of Buyer, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Buyer or any of its subsidiaries.

     3.2 CORPORATE POWER AND AUTHORITY. Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Buyer has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

     3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity, and (b) public policy concerns (including without limitation, the ability of a court to refuse to enforce unconscionable covenants, indemnification provisions or similar provisions).

     3.4 NO COMMISSIONS. Buyer has not incurred any obligation for any finder's, broker's or agent's fees or commissions or similar compensation in connection the transactions contemplated hereunder.

     3.5  NO VIOLATION; CONSENTS AND APPROVALS. Except as set forth on
SCHEDULE 3.5, the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate or conflict with any Legal Requirement which is either applicable to, binding upon or enforceable against Buyer, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment or right to terminate, amend, modify, abandon or accelerate, any contract which is applicable to, binding upon or enforceable against Buyer, or
(d) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, or any other Person.

     3.6  FISCAL YEAR. Buyer's fiscal year end is December 31.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers, jointly and severally, make the following representations and warranties to Buyer:

     4.1 STATUS. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own or lease its properties and to carry on its business as now being conducted. There is no pending or, to the Knowledge of the Sellers, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any Seller. Each of the Sellers acknowledges and agrees that it will benefit from the consideration being paid hereunder to the Company as a direct or indirect subsidiary thereof.

     4.2 POWER AND AUTHORITY. The Sellers have the corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The Sellers have taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby.

     4.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by the Sellers and constitutes the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as the same may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity, and (b) public policy concerns (including without limitation, the ability of a court to refuse to enforce unconscionable covenants, indemnification provisions or similar provisions).

     4.4 ORGANIZATIONAL MATTERS. The Company is the sole shareholder of each of the other Sellers.

     4.5  NO VIOLATION; CONSENTS AND APPROVALS. Except as set forth on
SCHEDULE 4.5, the execution and delivery of this Agreement by the Sellers, the performance by the Sellers of their obligations hereunder and the consummation by the Sellers of the transactions contemplated hereby will not (a) contravene any provision of the Certificate of Incorporation or Bylaws or any other organizational documents of any of the Sellers, (b) violate or conflict with any Legal Requirement which is either applicable to, binding upon or enforceable against any of the Sellers, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment or right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against any of the Sellers, (d) result in or require the creation or imposition of any Lien, claim or restriction upon or with respect to any of the Purchased Assets, (e) give to any individual or entity a right or claim against any of the Sellers or any of the Purchased Assets, or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, or any other Person.

     4.6 RECORDS. The documents, agreements and other records made available or provided by the Sellers to Buyer and its accountants, counsel and advisors in connection with its evaluation and negotiation of the transactions contemplated by this Agreement were true, correct and complete copies of the documents, agreements and other records which they purport to represent.

     4.7 LITIGATION. Except as set forth on SCHEDULE 4.7, there is no action, suit or other legal or administrative proceeding or governmental investigation pending, or to the Knowledge of any of the Sellers, threatened against Sellers, by, relating to or affecting the Business or the Purchased Assets or which could have an impact on the validity or enforceability of this Agreement or the transactions contemplated hereby. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which any of the Sellers is or was a party which have not been complied with in full or which continue to impose any material obligations on any of the Sellers or which may have a Material Adverse Effect on the Business or the Purchased Assets.

     4.8 ENVIRONMENTAL MATTERS. The Sellers are and have at all times been in compliance in all material respects with all environmental laws governing or relating to the Business and the Purchased Assets. There are no (and there is no basis for any) non-compliance orders, warning letters, notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature or proceedings (collectively "Proceedings") pending or, to the Knowledge of any of the Sellers, threatened against or involving or relating to the Business or the Purchased Assets, issued by any Governmental Authority or third party with respect to any environmental laws or licenses issued to any of the Sellers in connection with, related to or arising out of the Business or the Purchased Assets which have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any obligation, burden or continuing liability on Buyer or its Affiliates hereunder in the event that the transactions contemplated by this Agreement are consummated.

     4.9 GOOD TITLE TO AND CONDITION OF PURCHASED ASSETS; ADEQUACY OF PURCHASED ASSETS. Except as set forth on SCHEDULE 4.9, the Sellers have good and marketable title to all of the Purchased Assets, free and clear of any Liens, with full power to sell, transfer and assign the same to Buyer free and clear of any Liens. The Purchased Assets are in good operating condition, normal wear and tear excepted, and have been maintained substantially in accordance with all applicable manufacturer's specifications and warranties and normal industry practice. The Purchased Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business in the manner in which and to the extent to which such Business is currently being conducted.

     4.10 PERSONNEL. SCHEDULE 4.10 contains the names, job descriptions, date of hire, annual salary rates and other compensation and the amount of accrued and unused vacation time of all employees of the Sellers employed in the Business (the "Schedule 4.10 Employees") and all consultants, contractors and subcontractors of the Sellers retained by the Sellers in the last two (2) years to provide services to the Sellers in connection with the technology used in or relating to Business, and a list of all contracts and agreements (written or otherwise) pertaining to the Schedule 4.10 Employees and such consultants, contractors and subcontractors, a complete copy of each of which (or a description, if unwritten) has been delivered to Buyer.

     4.11 COMPLIANCE WITH LAWS.

          (a) Each of the Sellers is and has at all times been in compliance in all material respects with all Legal Requirements applicable or relating to the Business and the Purchased Assets. None of the Sellers is currently charged with or is in receipt of any notice of any violation of any Legal Requirements applicable or relating to the Business or the Purchased Assets. None of the Sellers has ever been charged with or received notice of any violation of any Legal Requirements applicable or relating to the Business or the Purchased Assets that would have a Material Adverse Effect. None of the Sellers nor, to the Knowledge of any of the Sellers, any of their respective officers, directors, employees, Affiliates or agents, has made any payment of funds in connection with the operation of the Business which is prohibited by law, and no funds have been set aside to be used in connection with the operation of the Business for any payment prohibited by law. None of the Sellers is subject to any contract or Legal Requirement which restricts the continued operation of the Business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

          (b) With respect to each Employee Benefit Plan: (i) each has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements, including, but not limited to, ERISA and the Code; (ii) no actions, suits, claims (other than routine claims for benefits) or disputes are pending, or, to the Knowledge of the Sellers, threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any Governmental Authority; and (iv) there are no facts which could give rise to any liability in the event of any such claim, action, suit, audit, review or other similar proceeding; and (v) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

          (c) None of the Sellers nor any of their respective agents, representatives or employees has committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the Knowledge of any of the Sellers, threatened charge or complaint against any of the Sellers by or with the National Labor Relations Board or any representative thereof. Each of the Sellers has complied with applicable Legal Requirements relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, the Older Workers Benefit Protection Act, the Immigration and Naturalization Act, all applicable Civil Rights statutes and all applicable workers compensation laws, in each case, as amended, or any successor law, and any rules and regulations promulgated thereunder.

     4.12 TAX MATTERS. All Tax Returns required to be filed prior to the date hereof with respect to each of the Sellers or any of their respective income, properties, franchises or operations have been timely filed, each such Tax Return has been prepared in compliance with all applicable Legal Requirements, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by or with respect to each of the Sellers or any of their respective income, properties, franchises or operations have been timely paid by such Sellers. Each of the Sellers has withheld and paid all Taxes to the appropriate governmental authority required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. With respect to each taxable period of the Sellers, except as set forth on SCHEDULE 4.12: (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted in writing or assessed by any taxing authority against any of the Sellers; (ii) no Seller has consented to extend the time in which any Taxes may be assessed or collected by any taxing authority, which extension still is in effect; (iii) no Seller has requested or been granted an extension of the time for filing any Tax return to a date later than the Closing; (iv) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending, or to the Knowledge of any of the Sellers threatened, against or with respect to any of the Sellers regarding Taxes; and
(v) there are no liens for Taxes upon the Purchased Assets except for liens for taxes not yet delinquent.

     4.13 PURCHASED RECEIVABLES. The Purchased Receivables constitute all of the outstanding receivables of the Business on and as of the date hereof. All of the Purchased Receivables are valid receivables, represent bona fide transactions and arose in the ordinary course of business of the Company. To the Knowledge of any of the Sellers, except as set forth on SCHEDULE 4.13, all of the Purchased Receivables are good and collectible receivables, subject to no setoffs or counterclaims.

     4.14 [INTENTIONALLY OMITTED].

     4.15 LICENSES AND PERMITS. Each Seller possesses all Permits necessary for the operation of the Business. SCHEDULE 4.15 sets forth a true, complete and accurate list of all such Permits. All such Permits are valid and in full force and effect, each Seller is in compliance with the respective requirements thereof, and no proceeding or other action is pending or threatened to revoke or amend any of them. Except as set forth on SCHEDULE 4.15, none of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     4.16 RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. Except as set forth on SCHEDULE 4.16, no supplier to the Sellers of items or services important to the conduct of the Business has terminated or given notice of termination of, or to the Knowledge of any of the Sellers, threatened to terminate its business relationship with the Sellers for any reason. None of the Sellers or any of their respective officers, directors or employees, nor any person related by blood or marriage to any such person, nor, to the Knowledge of any of the Sellers, any entity in which any such person owns any beneficial interest, has any direct or indirect interest in any client, customer, supplier or competitor of any of the Sellers. Except as set forth on SCHEDULE 4.16, no officer, director, or employee of any of the Sellers, nor any person related by blood or marriage to any such person, nor, to the Knowledge of any of the Sellers, any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with any of the Sellers.

     4.17 INTELLECTUAL PROPERTY. SCHEDULE 4.17 contains a list of all Intellectual Property used by the Sellers in the conduct of the Business. The Sellers have the exclusive unencumbered right, title and interest in and to all Intellectual Property, have at all times taken reasonable measures to maintain the secrecy of any trade secrets transferred under this Agreement, and have paid all necessary fees and filed all necessary documents to keep such Intellectual Property rights in effect. Except for the vendors of the Sellers set forth in
SCHEDULE 4.17 and except for any Intellectual Property licensed to the Sellers on a non-exclusive basis as set forth in SCHEDULE 4.17, no Person has the right to use or practice the Intellectual Property without the consent of the Sellers, and as to the vendors, such rights are only for purposes directed by the Sellers and are subject to nondisclosure obligations, and the Sellers have not granted any Person the right to use or practice of the Intellectual Property. The conduct of the Business as presently conducted, and the current use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. No royalties, license fees or payments of any kind are required for, in connection with or on account of the continued use of the Intellectual Property. Except as set forth on SCHEDULE 4.17, none of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the Knowledge of the Sellers, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

     4.18 CONTRACTS. SCHEDULE 4.18 sets forth a list of each Contract (including any amendments and modifications thereto). True, correct and complete copies of each such written Contract have been provided to Buyer, and true and accurate summaries of each oral Contract are set forth on SCHEDULE 4.18. Each Contract constitutes a legal, valid and binding obligation of the Seller or Sellers party thereto and, to the Knowledge of the Sellers, the other parties thereto. None of the Sellers is in violation of any of the terms or conditions of any Contract or any term or condition which would permit termination or modification of any Contract. To the Knowledge of the Sellers, all of the covenants to be performed by any other party thereto have been fully performed. There are no pending, or to the Knowledge of any of the Sellers, threatened claims for breach or indemnification or notice of default or termination under any Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by any of the Sellers under any Contract, and, to the Knowledge of the Sellers, no such event has occurred which constitutes or would constitute a default by any other party. Except as set forth on
SCHEDULE 4.18, no Contract requires consent to the assignment to and assumption by Buyer and any such assignment and assumption will not result in any penalty, premium or variation of the rights, remedies, benefits or obligations of any party thereunder. SCHEDULE 4.18 accurately identifies all parties to the Contracts, and where applicable, specifies the relationship of each such party to the Sellers and their respective Affiliates.

     4.19 LOCATION OF PURCHASED ASSETS. SCHEDULE 4.19 contains a list of all locations where the Purchased Assets, including the records of the Sellers relating to the Purchased Assets, are located as of the date hereof.
SCHEDULE 4.19 contains a list of each Purchased Asset which is not in the possession of the Sellers, and the name, address and telephone number of the Person who has possession of such Purchased Asset.

     4.20 NO COMMISSIONS. None of the Sellers has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     4.21 TITLE TO CONSIGNED PRODUCTS. Except as set forth in SCHEDULE 4.21, the Consigned Products are owned by the Sellers free and clear of all Liens.

     4.22 ACCURACY OF INFORMATION FURNISHED. No representation made or information provided by any of the Sellers in this Agreement (including without limitation, the various Schedules and Exhibits attached hereto) or any agreement or instrument executed in connection herewith or in any certificate delivered pursuant hereto or thereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. The Sellers have provided Buyer with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

     4.23 NO REFUNDS. With respect to the credit amounts set forth on Schedule 5.18(a)(ii), such credits are not refundable to any Person, including, but not limited to, the reseller set forth opposite such credit amount.

                                    ARTICLE V
                             POST-CLOSING COVENANTS

     5.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

     5.2 COOPERATION. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any Legal Requirement in connection with the transactions contemplated by this Agreement and to use their reasonable best efforts to jointly overcome any objections by any Governmental Authority to any such transactions.

     5.3 OTHER ACTIONS. Each of the parties shall use its best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated herein, including, without limitation, using its best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts as are necessary for the consummation of the transactions contemplated hereby. Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby. Each of the parties also agrees to use best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     5.4  [INTENTIONALLY OMITTED].

     5.5 CONFIDENTIALITY; PUBLICITY. Except as may be required by any applicable law, the rules of any exchange on which the Company's securities may be listed or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof. Buyer shall keep confidential and shall not disclose any confidential or proprietary information furnished to it by the Sellers and shall exercise reasonable precautions to safeguard and protect the confidentiality and integrity of such information, except that Buyer may make such disclosures to its advisors, representatives, officers, shareholders, employees and present lenders who need to know the information to effectuate the intent of this Agreement. Disclosure of such information will be permitted to any other third party where (a) the Sellers consent to such disclosure, (b) such information is or becomes generally available to the public or within the industry in which the Sellers operate through no action of Buyer or its representatives, (c) such information is received by Buyer from an independent third party whose disclosure of such information is not known by Buyer to constitute a breach by that third party of any duty of confidentiality owed to the Sellers, (d) such disclosure shall be required by applicable law, the rules of any exchange on which Buyer securities may be listed or in a judicial, governmental or administrative proceeding or (e) such disclosure is necessary to the enforcement of any rights of Buyer hereunder. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that the Company may make such public disclosure which it believes in good faith to be required by any applicable law or by the terms of any listing agreement with or requirements of any exchange on which its securities may be listed. Following the execution of this Agreement, the parties shall coordinate in advising the customers of the Business of the impending sale of the Business to Buyer.

     5.6 RESTRICTIVE COVENANT. Each of the Sellers agrees with Buyer that the Business is worldwide in nature and that acts undertaken by any of the Sellers anywhere in the world could affect the Business. Therefore, to protect the Business, the trade secrets transferred hereunder, and the associated goodwill, each of the Sellers agrees that it will not:

          (a) for a period beginning on the date hereof and ending on the fifth anniversary hereof (the "Restricted Period"), directly or indirectly, alone or as a partner, joint venturer, member, consultant, agent, independent contractor or shareholder of, or lender to, any company or business (1) engage in the Business or any business competitive with the Business, or
     (2) engage in any attempt to re-engineer, copy or create a substitute for the Learn2 Retail Products, the Consigned Products or the Buyer's e-Learning Products; PROVIDED, HOWEVER, that the Sellers may provide services in the ordinary course of their business to companies that provide e-Learning goods and services so long as the provision of such e-Learning goods and services by such companies does not constitute a significant portion of the business of such companies, but rather is incidental to the provision of other goods and services;

          (b) during the Restricted Period, directly or indirectly employ or solicit, or knowingly permit any company or business directly or indirectly controlled by such Seller to employ or solicit, any person who is, or at any time during the preceding two year period, was an employee of Buyer or any of its Affiliates employed in the Business or induce, persuade or seek any such person to leave his employment with Buyer or any of its Affiliates, in each case, without the prior written consent of Buyer; or

          (c) at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in its possession (except as provided in this Agreement) any confidential or proprietary information or records of Buyer or any of its Affiliates, including, but not limited to, any of the Purchased Assets. For the avoidance of doubt, any copies of any Purchased Assets permitted to be retained by the Sellers hereunder shall be subject to the provisions of this SECTION 5.6(c) and may be used solely for the specific purposes set forth in this Agreement.

The Sellers agree and acknowledge that the restrictions contained in this
SECTION 5.6 are reasonable in scope, duration and area, and are necessary to protect Buyer after the Closing Date. The parties agree and acknowledge that the breach of this SECTION 5.6 will cause irreparable damage to Buyer for which monetary damages will not be adequate, and upon breach (or threatened breach) of any provision of this SECTION 5.6, Buyer shall be entitled to injunctive relief, specific performance or other equitable relief; PROVIDED, HOWEVER, that this shall in no way limit any other remedies which Buyer may have (including, without limitation, the right to seek monetary damages). If any provision of this SECTION 5.6, as applied to any party or to any circumstance, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision, the scope of activity or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

     5.7 ACCESS TO RECORDS; ASSISTANCE. Following the Closing Date, each of the Sellers shall cause its respective officers, directors, agents, counsels and auditors to afford Buyer at any time following the date hereof access to its books and records relating to the Business prior to the Closing Date and its personnel for purposes of responding to inquiries relating to the Business prior to the Closing Date, as may be requested, in each case, at reasonable times and on reasonable notice so as not to interfere with the normal business and operations of the Sellers. Buyer shall be entitled at any time following the date hereof, at its own expense, to make extracts and copies of all books and records relating to the Business. Each of the Sellers agrees that it will not at any time following the date hereof destroy or otherwise dispose of any books or records relating to the Business without first advising Buyer of such intention and giving Buyer reasonable opportunity to take possession of all or a portion of such books and records.

     5.8 DELIVERY OF PROPERTY RECEIVED BY THE SELLERS AFTER CLOSING. From and after the Closing, Buyer shall have the right and authority to collect, for the account of Buyer, all items which shall be transferred or are intended to be transferred to Buyer as part of the Purchased Assets as provided in this Agreement and to endorse with the name of any of the Sellers any checks or drafts received on account of any items of the Purchased Assets. Each of the Sellers agrees that it will transfer or deliver to Buyer, promptly after the receipt thereof, any property which it receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items, including Intellectual Property, transferred or intended to be transferred to Buyer as part of the Purchased Assets under this Agreement. Upon Closing, unless otherwise agreed by the parties, each of the Sellers shall delete from the hard drives of any and all computers it continues to own any of the Intellectual Property transferred hereunder.

     5.9 BUYER APPOINTED ATTORNEY FOR THE SELLERS. Effective at the Closing Date, each of the Sellers hereby constitutes and appoints Buyer and its successors and assigns, its true and lawful attorney, in the name of Buyer or such Person as Buyer shall determine in its sole discretion, but for the benefit of Buyer and, at the expense of Buyer (a) to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Buyer shall deem advisable; and (c) to take all action which Buyer may reasonably deem proper in order to provide for Buyer the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to Buyer pursuant to this Agreement shall not have been obtained; PROVIDED, that Buyer agrees to indemnify and hold each of the Sellers harmless from any claims of third parties arising from the gross negligence and willful misconduct of the Buyer for actions taken under clauses (a) through (c) of this SECTION 5.9. Each of the Sellers acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest and penalties in respect thereof. Nothing in this provision shall in any way affect the obligations of the Sellers under SECTION 8.1 of this Agreement.

     5.10 NAME CHANGE. The Company shall (a) within thirty (30) calendar days of the Closing Date, change the Company's name to a name that does not include the word(s) "Learn2", or "Learn," or any variation thereof and (b) within one hundred twenty (120) calendar days of the Closing Date, take whatever action necessary to change the name of the "Learn2Mail" System to a name that does not include the word(s) "Learn2", or "Learn," or any variation thereof.

     5.11 SHARED PURCHASED RECEIVABLES.

          (a) Buyer shall, following the Closing Date, use efforts consistent with the efforts generally used by it to collect its own receivables to collect the Shared Purchased Receivables. The Company shall designate one representative (the "Company Collection Representative") in writing to Buyer with whom Buyer shall coordinate the collection of Shared Purchased Receivables during the first year following the Closing Date. The Company Collection Representative shall not be entitled to, and shall not, contact any account debtors with respect to the collection of any Shared Purchased Receivables; PROVIDED, HOWEVER, the

     Company Collection Representative shall have the right upon request to participate with Buyer in conference calls and/or meetings with account debtors to discuss the collection of the Shared Purchased Receivables, provided, that, in the case of those account debtors set forth on SCHEDULE 5.11(a), such participation shall be deemed to have been requested. For so long as the Shared Purchase Receivables are outstanding (or have not been written-off in accordance with SECTION 5.11(d) below), Buyer shall, to the extent practicable, provide to the Company Collection Representative, on a weekly basis, a receivables aging, reconciled to reflect the opening balance from the previous week-end, LESS collections, LESS allowed credits and the closing month-end aging, but in any event, provide on a weekly basis, such information as is available concerning any outstanding Shared Purchase Receivables in excess of $5,000 and make available to the Company Collection Representative upon request such other information relating to the Shared Purchased Receivables as the Company Collection Representative may reasonably request. The Company Collection Representative shall have the authority to act on behalf of the Sellers in approving any actions to be taken that are not consistent with the actions customarily taken by Buyer in connection with the collection of its own receivables, in settling any disputes with respect to the Shared Purchased Receivables and in approving any discounts or offsets to the Shared Purchased Receivables. If Buyer shall at any time propose to accept any goods in settlement of any Shared Purchased Receivables, it shall obtain the consent of the Company Collection Representative (which shall not be unreasonably withheld or delayed), and the value of such goods shall be as mutually agreed upon by the parties. The Company shall have the right at its sole cost and expense twice during the first year following the Closing Date upon prior written notice to Buyer to audit and inspect the books and records of Buyer relating to the Shared Purchased Receivables during normal business hours.

          (b) Any payments received by Buyer from a customer following the Closing Date on account of the Shared Purchased Receivables shall be applied first to the payment of unpaid invoices referenced by the customer on or in connection with the payment of such invoices or if no such reference is made by the customer on or in connection with the payment of such invoices, then to the payment of invoices issued to such customer in the order in which such invoices were issued; PROVIDED, HOWEVER, that, if Buyer shall have received notice from a customer disputing all or any portion of an unpaid invoice, then any payment received from such customer shall not be applied to the disputed portion of such invoice, but shall be applied to the balance of such invoice, and then to the next invoice issued to such customer (in each case, until the dispute with such customer shall be resolved). Buyer shall not encourage any of its customers to give priority to the payment of receivables owed to Buyer over the payment of the Shared Purchased Receivables.

          (c) Buyer shall pay seventy-five percent (75%) of any payments actually received by Buyer from a customer, net of any collection agency fees incurred in connection with the collection of such payments, following the Closing Date on account of the Shared Purchased Receivables to the Company

     ("Sellers' Portion"). Sellers' Portion shall be remitted monthly to the Company no later than the fifteenth (15th) day of the month following the month in which Buyer has received such payment; PROVIDED, HOWEVER, for payments actually received by Buyer from a customer of $7,500 or more on account of the Shared Purchased Receivables during each week ending on Friday, Sellers' Portion shall be remitted to the Company by courier for delivery no later than the sixth (6th) calendar day following the end of the week in which Buyer has received such payment. To the extent any check received by Buyer for any such payment is returned for insufficient funds or Buyer otherwise is unable to collect payment on such check, Buyer shall be entitled to set off from future payments to Seller under this Section
     5.11 or otherwise hereunder the Sellers' Portion remitted in respect thereof.

          (d) With respect to the Shared Purchased Receivables that have not been collected following the Closing Date, Buyer may provide written notice (the "Write-Off Notice") to the Company of its intent to write-off such uncollected Shared Purchased Receivables (the "Uncollectible Receivables") and the Sellers may work with Buyer to attempt to collect the Uncollectible Receivables. In the event payment has not been received for such Uncollectible Receivables within ninety (90) days of the delivery by Buyer of the Write-Off Notice, Buyer may write-off the Uncollectible Receivables; PROVIDED, HOWEVER, in the event Buyer receives payment in respect of an Uncollectible Receivable within two (2) years after Buyer writes-off such Uncollectible Receivable, the Sellers' Portion shall be remitted to the Company in accordance with Section 5.11(c); PROVIDED, FURTHER, in the event any Seller receives payment in respect of an Uncollectible Receivable within two (2) years after Buyer writes-off such Uncollectible Receivable, the Seller shall promptly transfer or deliver to Buyer such Uncollectible Receivable.

     5.12 EMPLOYMENT MATTERS. Buyer may offer employment following the Closing Date to such of the SCHEDULE 4.10 Employees as may be determined by Buyer in its sole discretion on such terms and conditions as may be determined by Buyer in its sole discretion. The Sellers agree to release any SCHEDULE 4.10 Employees that accept employment with Buyer from any and all agreements or arrangements which may restrict such Persons from accepting the offer of employment with Buyer or from working for Buyer. Seller shall remain responsible for any payments or benefits due to such employees related to employment with the Seller, termination of such employment, or any Employee Benefit Plan of the Seller. All employees hired by Buyer hereunder shall be eligible to participate in the health plans of Buyer in accordance with the terms of such plans. To the extent permitted under Buyer's 401(k) plan, all of such employees' periods of service with the Sellers shall be counted in determining eligibility under such plan. Seller will be responsible for the continued compliance with the requirements of COBRA and HIPAA arising from the employment of any individual prior to the Closing Date.

     5.13 [INTENTIONALLY OMITTED].

     5.14 OPERATIONS AND CUSTOMER SUPPORT. From and after the Closing Date, Buyer agrees to host and support the Company's customers existing as of the Closing Date until the expiration of the term of any contract with such customers. Set forth on SCHEDULE 5.14 is a list of all of the Company's customers existing as of the Closing Date, which Buyer agrees to host and support under this SECTION 5.14, and the expiration date of any Contract with such customers.

     5.15 CONSIGNMENT.

          (a) The Sellers hereby appoint Buyer as their agent for a period of two (2) years (the "Consignment Term") from and after the Closing Date and grant Buyer the exclusive right to market the Consigned Products through sale transactions in accordance with the terms and conditions hereof. During the Consignment Term Buyer shall use commercially reasonable efforts to sell the Consigned Products. Sales of the Consigned Products by Buyer will be on an individual item or lot basis and on such terms and conditions and at such prices as Buyer in good faith deems appropriate based on Buyer's reasonable determination of then current fair market value of the Consigned Products. Buyer shall be responsible for all invoicing procedures and accounts receivable collections for sales of the Consigned Products. In respect of any sale of Consigned Products, the Sellers shall be entitled to payment of the cost of the Consigned Products as set forth in
     SCHEDULE 1.1(a) (the "Cost") and Buyer shall be entitled to retain any amount received in excess of the Cost; PROVIDED, HOWEVER, that to the extent Buyer following the Closing Date incurs any expense in connection with any "reworking" of any Consigned Product determined by Buyer to be reasonably necessary to fix any "bug" contained in any such Consigned Product, such expense shall be deducted from the Cost of such Consigned Product as set forth in SCHEDULE 1.1(a) for all purposes hereunder. Payment shall be remitted monthly to the Company no later than the fifteenth (15th) day of the month following the month in which Buyer has been paid for such Consigned Products by the purchaser thereof.

          (b) It is the intent of Buyer to sell each Consigned Product in "AS-IS", "WHERE-IS" condition without any representations or warranties, express or implied, except (i) a warranty of good title, and (ii) such representations and warranties as Buyer may customarily provide in respect of any repair, maintenance or modification done in respect of such Consigned Product; PROVIDED that Buyer shall not make or purport to make on behalf of the Sellers any such representation or warranty.

          (c) Buyer shall provide warehousing and storage facilities for and maintain the security of the Consigned Products delivered to Buyer consistent with the facilities used and security maintained by Buyer for the warehousing and storage of and security maintained for Buyer's Products; PROVIDED, HOWEVER, at the Sellers' sole cost and expense, the Sellers' may require that the Consigned Products be stored in a facility other than Buyer's facility. ALL CONSIGNED PRODUCTS DELIVERED TO BUYER HEREUNDER AND HELD BY BUYER PURSUANT TO THIS AGREEMENT SHALL BE HELD BY BUYER AS A BAILEE-FOR-HIRE, SUBJECT TO THE TERMS AND CONDITIONS HEREOF, AND THE SELLERS SHALL AT ALL TIMES RETAIN TITLE TO ALL CONSIGNED PRODUCTS WHEREVER LOCATED (UNLESS AND

     UNTIL TITLE TO ANY CONSIGNED PRODUCT SHALL PASS FROM THE SELLERS TO BUYER AS PROVIDED HEREIN. Title to each Consigned Product will automatically pass from the Sellers to Buyer, free and clear of all Liens, upon shipment of such Consigned Products to the purchaser. Prior to such shipment, title to each Consigned Product shall remain in the Sellers. The Sellers shall be responsible for maintaining adequate insurance coverage for the Consigned Products and shall bear all risk of loss until title passes to Buyer. The Sellers agree to keep the Consigned Products free and clear of all Liens at all times during the Consignment Term and shall be responsible for the payment of all applicable Taxes in respect of the Consigned Products (other than any income taxes owed by Buyer in connection with the sale thereof), including, without limitation, any applicable property taxes.

          (d) Buyer shall provide to the Company any reports received from retailers with respect to sales of the Consigned Products as soon as practicable following receipt of same by Buyer.

          (e) At the end of the Consignment Term, Buyer may destroy the Consigned Products. Any Consigned Products which are on consignment to retailers shall remain on consignment until such time as such retailers return the Consigned Products to Buyer or the Sellers. In the event any Seller receives any Consigned Products either during the Consignment Term or at any time thereafter, such Seller shall (i) promptly notify Buyer of the name of the retailer and the number of the Consigned Products received from such retailer and (ii) at the election of Buyer, either destroy the Consigned Products in the Seller's possession or return such Consigned Products to Buyer.

     5.16 EXECUTION OF FURTHER DOCUMENTS. Each of the Sellers shall from and after the Closing execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably requested by Buyer to convey and transfer to and vest in and protect the right, title and interest of Buyer in all of the Purchased Assets and to carry out the transactions contemplated by this Agreement.

     5.17 TRANSITION SERVICES. The Sellers agree, at their sole cost and expense, to continue to operate on behalf of the Buyer the electronic data interchange system (the "EDI System") and provide billing administration services for customers of the Buyer (collectively, the "Transition Services") for the period beginning on the Closing Date and ending on the earlier to occur of (i) sixty (60) days from the Closing Date or (ii) the date on which the Buyer has advised the Company that it has transitioned all of its billing administration to its own computer system and can operate the EDI System on such computer system. The Sellers agree to maintain and keep the EDI System running with no more down time than is consistent with the Sellers past practice.

     5.18 ADDITIONAL COVENANTS.

          (a)  The Buyer agrees to:

               (i) provide a credit of up to $50.00 (the "Pavel Credits") to each Settlement Class Member (as defined in the draft of the Stipulation and Agreement of Compromise and Settlement in connection with that certain Class Action, JOSEPH PAVEL V. E-STAMP CORPORATION, Case No. CV 798624 (the "Pavel Lawsuit"), a copy of which is set forth on SCHEDULE 5.18(a)(i)) toward any Internet-based tutorial or tutorials that prior to the Closing Date are provided by the Company and generally offered by Buyer for use by the public (the "Company Closing Date Products") for which no royalty is due to a third party for the sale or use of such tutorial or tutorials, not to exceed 57,000 Settlement Class Members, which credit must be claimed within a period of one (1) year and after such credit is claimed by the Settlement Class Member, such Settlement Class Member will have one year to use the tutorial or tutorials thereby selected. In the event that the Pavel settlement requires that Settlement Class Members be offered Company Closing Date Products for which a royalty would be due to a third party, Buyer and the Company will negotiate in good faith to reach a compromise; PROVIDED, HOWEVER, Buyer and Company acknowledge that Buyer will not be responsible for the payment of such third party royalties. Except as set forth in this SECTION 5.18(a)(i), Buyer shall not be responsible for any costs or expenses in connection with the Pavel Lawsuit or any obligations arising under any settlement agreement therefore, including, but not limited to, any notifications (via email, United States mail or otherwise) to Settlement Class Members of the Pavel Credits or any special computer programming or web site construction to accommodate the redemption of the Pavel Credits.

               (ii)  provide a credit to each reseller set forth on
     SCHEDULE 5.18(a)(ii), in the amounts set forth opposite such resellers name on such schedule, toward any Company Closing Date Products; PROVIDED, HOWEVER, in the event the sale to, or use by, the reseller of the Company Closing Date Product results in a royalty owed by Buyer to a third party (the "Third Party Royalty"), Buyer shall promptly notify the Company and the Sellers shall promptly pay such royalty to Buyer (but in no event later than ten (10) days from the date of such notice to the Company and in the event such payments is not made, Buyer shall have the right to deduct any such amounts actually paid by Buyer from any subsequent Earnout Payment required to be paid by Buyer to Sellers hereunder); PROVIDED, FURTHER, upon receipt of request for redemption of a credit under this clause (ii) by Reseller for a Company Closing Date Product on account of which Buyer would be obligated to pay a Third Party Royalty, Buyer shall send an email to the Chief Financial Officer of the Company at mlandy@learn2.com or at such other email address as the Company shall supply by notice to Buyer;

               (iii) provide a credit to each customer set forth on
     SCHEDULE 5.18(a)(iii), in the amounts set forth opposite such customers name on such schedule, toward any Learn2 Retail Product generally offered by Buyer for the use by the public (the "Customers Product"); PROVIDED, HOWEVER, Buyer shall not be responsible for any payments required under SECTIONS 2.4 AND 5.15 to the extent any payments would otherwise be required to be paid as a result of the sale or use of Customers Product; PROVIDED, FURTHER, Seller shall be responsible and promptly forward payment to Buyer (but in no event later than ten (10) days from the date of request for payment from Buyer) for (i) any Third Party Royalty resulting from the sale or use of the Customers Product and (ii) any shipping, handling and insurance expenses incurred by Buyer in delivering the Customers Product to the customers. In the event that Buyer shall receive a request for a refund of any credit set forth on SCHEDULE 5.18(a)(iii), Buyer shall notify the Company and the Sellers shall promptly remit such refund to customers (but in no event later than ten (10) days from the date of such notice to the Company); and

               (iv) comply with GAAP and maintain books and records consistent with good business practice.

               Upon receipt of request for redemption of the credit under clause
     (ii) above by Reseller for a Resellers Product on account of which Buyer would be obligated to pay a Third Party Royalty, Buyer shall send an email to Mark Landy (at mlandy@learn2.com). In the event that Buyer shall receive a request for a refund of any credit set forth on SCHEDULE 5.18(a)(ii) OR 5.18(a)(iii), Buyer shall notify the Company and the Sellers shall promptly remit such refund to customers (but in no event later than ten (10) days from the date of such notice to the Company).

          (b)  The Sellers agree to:

               (i) use commercially reasonable efforts to secure the consent of Microsoft Great Plains ("MGP"), at the Sellers sole cost and expense, to the assignment to Buyer of the Great Plains Dynamics C/S+ Master Software License Agreement dated July 12, 1999 pertaining to the Company's E-enterprise software license (the "E-enterprise Software License"); PROVIDED, HOWEVER, in the event Sellers fail to secure the consent of MGP to the assignment of the E-enterprise Software License to Buyer within fifteen (15) business days of the Closing Date, then Buyer may purchase its own accounting software and set off an aggregate of $80,000 (the "New License Fee") against Earnout Payments, if any, payable by Buyer to the Company at any time thereafter, such set off not to exceed $10,000 per Earnout Payment; PROVIDED, FURTHER, HOWEVER, if the Buyer has not set off the entire amount of the New License Fee within twelve (12) months from the Closing Date (the "Software Repayment Date"), the Company shall promptly pay to Buyer (but in no event later than ten (10) days from the Software Repayment Date) the balance of the New License Fee;

               (ii) prepare, at the Sellers sole cost and expense, a database which contains customer, sales and account receivables data for all customers relating to the Business; and

               (iii) provide immediate access during normal business hours, or at any other time upon 24 hours prior notice, from Buyer, to the equipment and hardware included in the Purchased Assets located in the Sellers facilities in Stamford, Connecticut and Pryor, Oklahoma for the purposes of packing and shipping of such hardware and equipment.

     5.19 PURCHASE PRICE ALLOCATION CERTIFICATE. Within ten (10) days following the Closing Date, the Company and Sellers shall execute and deliver the Purchase Price Allocation Certificate.

                                   ARTICLE VI
                        CLOSING DELIVERIES OF THE SELLERS

Simultaneously with the execution and delivery of this Agreement, the Sellers shall deliver to Buyer the documents set forth herein.

     6.1 CORPORATE CERTIFICATE. Each of the Sellers shall deliver to Buyer (i) copies of its Certificate of Incorporation and Bylaws or other organizational documents as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by its Board of Directors and shareholders authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of each of the Sellers issued by the Department of State of the State of its organization as of a date not more ten (10) business days prior to the Closing Date, certified in the case of (i) and (ii) as of the Closing Date by the Secretary of such Seller as being true, correct and complete.

     6.2 CONSENTS. The Sellers shall deliver to Buyer consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of any of the Sellers from any Person from whom such consent or waiver is required.

     6.3  [INTENTIONALLY OMITTED].

     6.4 DELIVERY OF PURCHASED ASSETS. Each of the Sellers shall duly execute and deliver to Buyer a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as EXHIBIT A and such other instruments of transfer of title as are necessary in the opinion of Buyer to transfer to Buyer good and marketable title to the Purchased Assets in form and substance satisfactory to Buyer, and shall deliver to Buyer immediate physical possession of the Purchased Assets. To the extent that any of the Sellers is legally required to keep copies of any Purchased Assets it shall advise Buyer of the identity of such assets and shall maintain the secrecy and security of such copies in accordance with
SECTION 5.6(c).

                                   ARTICLE VII
                           CLOSING DELIVERIES OF BUYER

     Simultaneously with the execution and delivery of this Agreement, Buyer shall deliver to the Sellers the documents set forth herein.

     7.1 CORPORATE CERTIFICATE. Buyer shall deliver to the Sellers (i) copies of its Certificate of Incorporation and Bylaws or other organizational documents as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by its Board of Directors authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of Buyer issued by the Department of State of the State of its organization as of a date not more ten
(10) business days prior to the Closing Date, certified in the case of (i) and
(ii) as of the Closing Date by the Secretary of such Seller as being true, correct and complete.

     7.2  [INTENTIONALLY OMITTED].

     7.3 DELIVERY OF PAYMENT. Buyer shall deliver to the Company the Initial Payment.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     8.1  AGREEMENT BY THE SELLERS TO INDEMNIFY.

          (a) The Sellers agree to, jointly and severally, indemnify and hold Buyer and each of its shareholders, directors, officers, employees, successors, assigns and Affiliates (each a "Buyer Indemnified Party" and together the "Buyer Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages or royalties (including, without limitation, reasonable counsel, professional and paralegal fees and expenses) incurred or suffered by any of the Buyer Indemnified Parties arising out of or resulting from (i) any breach of a representation or warranty made by any of the Sellers in or pursuant to this Agreement (including any Schedules and Exhibits hereto) or in any agreement or instrument delivered by any of the Sellers pursuant to or in connection with this Agreement, (ii) any breach of a covenant or agreement made by any of the Sellers in or pursuant to this Agreement (including any Schedules and Exhibits hereto) or in any agreement or instrument delivered by any of the Sellers pursuant to or in connection with this Agreement, (iii) any of the Sellers ownership of the Purchased Assets and operation of the Business prior to the Closing, (iv) any liability or obligation of any of the Sellers not expressly assumed by Buyer under this Agreement, (v) any liability or obligation of the Sellers for Taxes arising from or relating to any period occurring on or prior to the Closing Date (whether or not the obligations of the Sellers for such Taxes or any Liens arising out of the Sellers failure to pay such Taxes shall be disclosed herein or on any schedules attached hereto), (vi) any judgments or claims (whether now pending or hereafter made) of any third parties arising from or relating to any facts, circumstances or events occurring on or prior to the Closing Date, (whether or not disclosed by the Sellers on any Schedule hereto), (vii) any liability or obligation arising in connection with the sale of Consigned Products, other than those arising solely as a result of Buyer's actions, (viii) any of the Sellers ownership and use of the E-enterprise Software License prior to the Closing, (ix) either of the Scheduled IP Claims and (x) the Sellers providing the Transition Services to the Buyer (collectively, "Buyer Indemnifiable Damages"). In the event of a claim for Taxes under clause (v) above, Buyer will provide ten (10) days prior notice to the Company of the payment of such Taxes and provide the Company during such ten (10) day period the opportunity to either pay, or otherwise have waived, such Taxes. Without limiting the generality of the foregoing, with respect to the measurement of the Buyer Indemnifiable Damages, each of the Buyer Indemnified Parties shall have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of the Sellers hereunder been true and correct and had each of the covenants and agreements of the Sellers hereunder been performed in full.

          (b) Notwithstanding the foregoing provisions, no claim for the Buyer Indemnifiable Damages shall be asserted by the Buyer Indemnified Parties until the aggregate of all Buyer Indemnifiable Damages exceeds Twenty Five Thousand Dollars ($25,000) (the "Buyer Indemnification Threshold"), at which time the Buyer Indemnified Parties may assert claims for the full amount of the Buyer Indemnifiable Damages. Notwithstanding anything to the contrary set forth herein, the total Buyer Indemnifiable Damages for which the Sellers, in the aggregate, shall be liable hereunder shall not exceed the aggregate of any amounts paid or payable to the Sellers hereunder as and when such amounts are paid or payable (the "Buyer Indemnification Cap"). Notwithstanding anything to the contrary set forth herein, the Buyer Indemnification Cap and the Buyer Indemnification Threshold shall not apply to and there shall be no limitation or restriction whatsoever on the liability of the Sellers under this ARTICLE VIII for Buyer Indemnifiable Damages with respect to any claim relating to or arising from any one or more of the following: (a) a breach of any one or more of the representations and warranties set forth in the first or second sentence of
     SECTION 4.1, in SECTION 4.2, SECTION 4.3, or in clause (b), (e) or (f) of
     SECTION 4.5, or in SECTION 4.8, SECTION 4.9, SECTION 4.12 or SECTION 4.17;
     (b) a breach of any one or more of the covenants set forth in SECTION 5.6, the second sentence of SECTION 5.8, SECTION 5.18(b) or in clauses (iii) through (ix) of SECTION 8.1(a); and (c) any act of fraud or statutory violation in the nature of fraud in connection with the execution, delivery and performance of this Agreement, including without limitation, any fraudulent representation or warranty made in or pursuant to this Agreement (including, without limitation, in the Schedules and Exhibits attached hereto) or in any certificate, instrument or other agreement delivered by any of the Sellers pursuant to or in connection with this Agreement.

          (c) Without limiting any other rights or remedies available to the Buyer Indemnified Parties, the Buyer Indemnified Parties shall have the right to set off any claim for Buyer Indemnifiable Damages against any Earnout Payments otherwise payable pursuant to SECTION 2.4 of this Agreement (including, without limitation, against any Minimum Earnout Payments), or any other amounts which may be payable by Buyer or any Affiliate of Buyer to any of the Sellers or any Affiliate of any of the Sellers. To the extent any claim for Buyer Indemnifiable Damages is finally determined to be less than any amount so set off, Buyer agrees to promptly pay to the Company, on behalf of the Sellers, the difference between the amount of the claim as finally determined and the amount so set off.

     8.2 AGREEMENT BY BUYER TO INDEMNIFY. Buyer agrees to indemnify and hold each of the Sellers, and each of their respective directors, officers, employees and Affiliates (each a "Seller Indemnified Party" and together the "Seller Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable counsel and professional and paralegal fees and expenses) incurred or suffered by such parties or any of them arising out of or resulting from (i) any breach of a representation or warranty made by Buyer in or pursuant to this Agreement (including any Schedules or Exhibits hereto) or in any agreement or instrument delivered by Buyer pursuant to or in connection with this Agreement, (ii) any breach of the covenants or agreements made by Buyer in or pursuant to this Agreement (including any Schedules or Exhibits hereto) or in any agreement or instrument delivered by Buyer pursuant to or in connection with this Agreement and (iii) any of the Buyer's ownership of the Purchased Assets and operation of the Business after the closing (collectively, "Seller Indemnifiable Damages"). Without limiting the generality of the foregoing, with respect to the measurement of Seller Indemnifiable Damages, each of the Seller Indemnified Parties shall have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of Buyer hereunder been true and correct and had each of the covenants and agreements of Buyer hereunder been performed in full. Notwithstanding the foregoing provisions, no claim for Sellers Indemnifiable Damages shall be asserted by the foregoing Sellers Indemnified Parties until the aggregate of all Sellers Indemnifiable Damages exceeds Twenty Five Thousand Dollars ($25,000) (the "Sellers Indemnifiable Threshold"), at which time the foregoing Sellers Indemnified Parties may assert claims for the full amount of the Sellers Indemnifiable Damages, and (iii) the total Sellers Indemnifiable Damages for which Buyer shall be liable hereunder shall not exceed the aggregate of any amounts paid or payable to the Sellers hereunder as and when such amounts are paid or payable (the "Sellers Indemnification Cap"). Notwithstanding anything else to the contrary set forth herein, the Sellers Indemnification Cap and the Sellers Indemnification Threshold shall not apply to and there shall be no limitation or restriction whatsoever on the liability of Buyer under this
ARTICLE VIII for Sellers Indemnifiable Damages with respect to any claim relating to or arising from any one or more of the following: (a) a breach of any one or more of the representations and warranties set forth in SECTION 3.1,
SECTION 3.2 and SECTION 3.3 and (b) any act of fraud or statutory violation in the nature of fraud in connection with the execution, delivery and performance of this Agreement, including without limitation, any fraudulent representation or warranty made in or pursuant to this Agreement (including, without limitation, in the Schedules or Exhibits attached hereto) or in any certificate, instrument or other document delivered by Buyer pursuant to or in connection with this Agreement.

     8.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the representations and warranties made by the Sellers and Buyer in this Agreement or pursuant hereto shall survive the closing of the transactions contemplated hereby as follows: (i) the representations and warranties made by the Sellers in the first and second sentence of SECTION 4.1 and in SECTIONS 4.2, 4.3 and 4.9 shall survive indefinitely, (ii) the representations and warranties made by Buyer in SECTIONS 3.1, 3.2 and 3.3 shall survive indefinitely, (iii) the representations and warranties made by the Sellers in SECTION 4.5 and 4.17 shall expire at the time the latest applicable statute of limitations expires for the enforcement by an applicable Governmental Authority or any other Person of any remedy with respect to a violation of the subject matter covered by such representations and warranties and (iv) all other representations and warranties shall expire on the later of the third anniversary of the Closing Date and the date on which Earnout Payments are no longer due to the Sellers hereunder. The covenants of the parties contained herein shall survive the Closing for the period contemplated by the terms thereof. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. No claim for the recovery of any Buyer Indemnifiable Damages or Sellers Indemnifiable Damages with respect to the representations and warranties in this Agreement may be asserted by any of the parties after such representations and warranties shall expire in accordance with the terms of this Agreement; PROVIDED, HOWEVER, that claims for Buyer Indemnifiable Damages or Sellers Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred.

     8.4 REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude any indemnified party from asserting any other right, or seeking any other remedies against any indemnifying party.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1 NOTICES. All notices, requests, demands, claims and other communications delivered pursuant to or in connection with this Agreement or any other agreement entered into pursuant hereto or in connection herewith, shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties in accordance with this Section):

          (a)  IF TO BUYER TO:

               Learn.com, Inc.
               14101 N.W. 4th Street
               Sunrise, Florida 33325
               Attn:  James Riley, President
               Telecopy:  (954) 233-4001

               WITH A COPY TO:

               Akerman, Senterfitt & Eidson, P.A.
               350 East Las Olas Blvd., 16th Floor
               Fort Lauderdale, Florida  33301
               Attn:  Bruce I. March, Esq.
               Telecopy: (954) 463-2224

          (b)  IF TO THE SELLERS TO:

               Learn2 Corporation
               111 High Ridge Road, Suite 5
               Stamford, Connecticut  06905
               Attn:  Chief Financial Officer
               Telecopy: (203) 323-8138

               WITH A COPY TO:

               Swidler Berlin Shereff Friedman, LLP
               The Chrysler Building
               405 Lexington Avenue
               New York, New York  10174
               Attn:  Gerald Adler, Esq.
               Telecopy: (212) 891-9598

     9.2 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits attached hereto) and any other documents delivered at or prior to the Closing pursuant hereto or in connection herewith, contains the entire understanding of the parties in respect of their subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Schedules and Exhibits attached hereto constitute a part of this Agreement as though set forth in full herein.

     9.3 EXPENSES. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees and expenses, incurred in connection with this Agreement or any transaction contemplated hereby. The parties agree that the Sellers shall at Closing pay all sales, transfer or similar Taxes, if any, required to be paid by reason of the sale, transfer or assignment by the Sellers to Buyer of the Purchased Assets pursuant to this Agreement.

     9.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other. Times shall be of the essence in this Agreement.

     9.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any person other than the parties to this

Agreement and their permitted assigns any legal or equitable rights hereunder. The rights and obligations of this Agreement may not be assigned or delegated by any of the Sellers without the prior written consent of Buyer. The parties acknowledge that Buyer may assign its rights under this Agreement to one or more of its subsidiaries, and upon such assignment, such subsidiaries shall have full rights under this Agreement as if they were parties hereto; provided, however, that Buyer shall despite any such assignment remain primarily liable to the Sellers for any amounts required to be paid by it hereunder and for any obligation required to be performed by it hereunder. Buyer and each of its subsidiaries shall each be third party beneficiaries of the others with respect to all rights and remedies provided hereunder or otherwise provided at law or in equity.

     9.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     9.7 GOVERNING LAW; INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.

     9.8 JURISDICTION. Any suit, action or proceeding against any party arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the U.S. District Court for the Southern District of Florida (the "U.S. District Court") and each party hereby irrevocably accepts and consents to the nonexclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in the U.S. District Court and hereby further irrevocably waives any claim that any suit, action or proceedings brought in the U.S. District Court has been brought in an inconvenient forum.

     9.9 FEES AND COSTS. In the event that a dispute should arise between the parties to this Agreement, the prevailing party shall be entitled to reimbursement for reasonable attorneys' fees and expenses (including court costs).

     9.10 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        LEARN.COM, INC.,
                                        a Delaware corporation


                                        By:
                                           -------------------------------------
                                        James Riley
                                        President


                                        LEARN2 CORPORATION,
                                        a Delaware corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        VIAGRAFIX CORPORATION,
                                        an Oklahoma corporation


                                        By:
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        PANMEDIA CORPORATION,
                                        a California corporation


                                        By:
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        STREET TECHNOLOGIES, INC.,
                                        a Delaware corporation


                                        By:
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    SCHEDULES

1.1(a)            Consigned Products
1.1(b)            Learn2 Retail Products
1.1(c)            Purchased Receivables
2.1(a)            Intellectual Property
2.1(c)            Permits and Licenses
2.1(d)            Tangible Personal Property
2.1(e)            Contracts
2.1(f)            Pending Claims
2.2               Excluded Assets
2.4(b)            Minimum Earnout Payments
3.5               Buyer's Consents and Approvals
4.5               Sellers Consents and Approvals
4.7               Litigation
4.9               Good Title to Purchased Assets
4.10              List of Employees
4.12              Tax Matters
4.13              Uncollectible Purchased Receivables
4.15              Licenses and Permits
4.16              Relationships with Suppliers; Affiliated Transactions
4.17              Intellectual Property
4.18              Contracts
4.19              Location of Purchased Assets
4.21              Title to Consigned Products
5.11(a)           Account Debtors
5.14              Customers of Sellers
5.18(i)           Draft Copy of the Stipulation and Agreement of Compromise and Settlement
5.18(ii)          Resellers Receiving Credits
5.18(iii)         Customers Receiving Credits